Exhibit 99.1

Hepion Pharmaceuticals to Present on CRV431 at the 3rd Annual NASH Summit

- Hepion’s CSO, Dr. Daren Ure, to Highlight CRV431 as a Novel Drug Candidate for Liver Fibrosis -

EDISON, N.J., October 23, 2019 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”) and chronic viral infection, today announced that its Chief Scientific Officer, Dr. Daren Ure, will present at the 3rd Annual NASH Summit taking place in London, UK from October 23-25, 2019.

On October 25, 2019 at 9:20 a.m., Dr. Ure will highlight CRV431’s potential as a treatment for NASH in a talk entitled, “CRV431, a Novel Drug Candidate for Liver Fibrosis.” Dr. Ure will review several experimental models demonstrating the reduction of liver fibrosis as CRV431’s most consistent effect.

Dr. Robert Foster, Hepion Pharmaceuticals’ CEO, said, “This presentation is an excellent opportunity to showcase CRV431’s potential to treat not only NASH, but a spectrum of chronic liver disease. With pan-cyclophilin inhibition as its primary mode of action, CRV431 targets fibrosis, inflammation and cancer through multiple cyclophilin-mediated mechanisms. Our studies have demonstrated CRV431’s ability to reduce liver fibrosis in a number of models, as well as decrease tumor burden in advanced disease, suggesting applicability across various stages of liver disease.

“With no currently approved treatments for NASH, CRV431’s unique mechanism of action and broad range of effects during the progression from early- to late-stage disease provide for a very promising drug candidate. We are excited to discuss our research findings, and CRV431’s potential as a novel therapeutic with the world’s leading liver disease experts at this event.”

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and chronic hepatitis virus infection (HBV, HCV, HDV). The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2018 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com